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                                 EXHIBIT 99.1
                                 ------------

FOR IMMEDIATE RELEASE

Contact:

Dick Stoltz
Chief Operating Officer &
Chief Financial Officer
408/346-2533

                     EXODUS COMMUNICATIONS, INC. ANNOUNCES
                        PRICING OF PRIVATE OFFERING OF
                        11 1/4% SENIOR NOTES DUE 2008

SANTA CLARA, CALIF.,-June 26, 1998--EXODUS COMMUNICATIONS, INC.
(Nasdaq: EXDS) today announced that it has entered into an agreement to sell $200 million of 11 1/4% Senior Notes due 2008 in a private offer. The offering will be made within the United States to qualified institutional buyers and outside the United States to certain non-U.S. investors.

The Company stated that it intends to use the net proceeds of the offering for accelerated expansion of the Company's facilities and network infrastructure, and for other general corporate purposes, including increased research and development and possible acquisition of or investment in complementary businesses, products, services or technologies.

The interest on the Senior Notes will be paid semi-annually in cash, with the first four interest payments funded from an escrow of a portion of the gross proceeds.

The Senior Notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

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